UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 27, 2014

Juniper Networks, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	001-34501	770422528
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

1194 North Mathilda Avenue

Sunnyvale, California 94089

(Address, including zip code, of principal executive offices)

(408) 745-2000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On February 20, 2014, Juniper Networks, Inc., a Delaware corporation (the “Company”), announced a new capital allocation plan (the “Capital Allocation Plan”) and that as part of the Capital Allocation Plan its Board of Directors authorized the repurchase of an aggregate of $2 billion of the Company’s outstanding common stock to be executed through the first quarter of 2015, including $1.2 billion through an accelerated share repurchase program to be entered into shortly.

On February 27, 2014, as part of the Capital Allocation Plan, the Company entered into two separate accelerated share repurchase agreements (the “ASR Contracts”) with Barclays Bank PLC, acting through its agent Barclays Capital Inc. (“Barclays”) and Goldman, Sachs & Co. (“Goldman Sachs”), respectively, to repurchase an aggregate of approximately $1.2 billion of the Company’s outstanding common stock. Under the ASR Contracts, the Company will make payments of approximately $1.2 billion in the aggregate to Barclays and Goldman Sachs and will receive an initial delivery of approximately 33.3 million shares of common stock in the aggregate from Barclays and Goldman Sachs. The exact number of shares the Company will repurchase under the ASR Contracts will be based generally upon the average daily volume weighted average price of the Company’s common stock during the repurchase period, less a discount and subject to adjustments pursuant to the terms and conditions of the ASR Contracts. At settlement, under certain circumstances, Barclays and/or Goldman Sachs may be required to deliver additional shares of common stock to the Company, or under certain circumstances, the Company may be required either to deliver shares of common stock or to make a cash payment to Barclays and/or Goldman Sachs. Final settlement of the transactions under the ASR Contracts is expected to occur no later than August 27, 2014. The terms of the accelerated share repurchases under the ASR Contracts are subject to adjustment or termination if the Company were to enter into or announce certain types of transactions or to take certain corporate actions.

The ASR Contracts contain the principal terms and provisions governing the accelerated share repurchases, including, but not limited to, the mechanism used to determine the number of shares of common stock that will be delivered, the required timing of delivery of the shares of common stock, the circumstances under which Barclays and Goldman Sachs are permitted to make adjustments to valuation and calculation periods or to terminate the ASR Contracts and various acknowledgements, representations and warranties made by the Company, on the one hand, and Barclays and Goldman Sachs, on the other hand, to one another.

The foregoing description of the ASR Contracts is a summary and is qualified in its entirety by the terms of the ASR Contracts, copies of which will be filed with the Company’s quarterly report on Form 10-Q for the quarter ending March 31, 2014.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01, “Entry into a Material Definitive Agreement,” is incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Juniper Networks, Inc.

Date: February 28, 2014	By:	/s/ Mitchell L. Gaynor
Name: Mitchell L. Gaynor
Title: Executive Vice President and General Counsel